Capstone Companies, Inc.
Special Marketing Strategy
Teleconference and Webcast	OTCQB: CAPC
February 25, 2015

Exhibit 99.1

Transcript of Capstone Companies, Inc. February 25, 2015 Conference Call

Operator:  Greetings and welcome to Capstone Companies Strategic Update.  At this time, all participants are in a listen-only mode.  If anyone should require Operator assistance during the conference, please push star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Deborah Pawlowski.  Thank you, Deborah, you may begin.

Deborah Pawlowski: Thank you, Adam, and good morning everyone.  We certainly appreciate your time today as Stewart Wallach, our President and Chief Executive Officer, provides us with a strategic update on what we're doing at Capstone and the opportunities that lie ahead.

Just to clarify, we will not be having a Q&A session after this call, but I'd be happy to address any questions that you might have separately.  My contact information is 716-843-3908, and I believe you have Garett's contact information, as well.

As you are aware, we may make some forward-looking statements during this call.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in documents filed by the Company with the Securities and Exchange Commission, which can be found at our website or at sec.gov.

So with that, let me turn the call over to Stewart to begin.  Stewart?

Stewart Wallach:  Thank you, Deborah.  Good morning.  I appreciate everyone's time that's joined us today.  It's been quite some time since I've had a chance to speak with the shareholders; in fact, our last discussion was mid-November.  As our long-time shareholders know, I am committed to producing communications when we have material developments that are worth sharing with our investment community.  Our commitment to building a Company on strong fundamental performance and progressive strategic planning and execution has never been stronger.

Over the course of the past few years, we have been successful in penetrating a competitive market with huge upside potentials through the design, manufacturing and marketing of power failure and motion control LED products under the Capstone Lighting brand.  The total retail market for these types of products is estimated to be $100 million to $125 million.  When considering that the overall LED market in 2012 was pegged at $4.8 billion, clearly we have been participating in a small niche.  The LED lighting market is forecasted to grow to an estimated $42 billion by 2019, which reflects a 45% per year growth.  There are many factors that contribute to this extraordinary market expansion, including, but not limited to, declining price points, increased interest in expanding LED presentations to consumers, the phase-out of incandescent lighting, longer lifetime, improved durability, and of course, increased environmental friendliness.  While we have consistently delivered on our promises and successfully executed our strategies over the past several years, our vision for Capstone has always been to gain a significant share of the total addressable market for LED lighting.

So how does a Company like Capstone take on such a bold challenge?  The very first stage of developing our plan of action to achieve this goal was to objectively critique the strengths and weaknesses of the organization and its business plan.  In doing so, through the joint efforts of management, our Board and its advisors, we identified three key areas that required our attention if we were to achieve success in this endeavor.

First, we recognize the need to significantly expand our product lines.  At this point, the question then becomes, where can we make a difference within these product categories and how would we secure adequate engineering and manufacturing to support these expansions in a reasonable and affordable manner?  Midyear 2014, we took steps towards addressing the need for enhanced engineering and manufacturing through the exclusive strategic alliance we formed with Light Engine Limited.  Light Engine is a global pioneer and a leader in advanced LED lighting technologies.  Based in China, Light Engine is one of the top 10 LED lighting companies in the world, based on sales volume.  Its campus is equipped with advanced technologies, supporting extensive new product development, fully accredited testing facilities and advanced automated production.  Because of Light Engine's strong engineering capabilities and manufacturing resources, this alliance was expected to not only execute the advanced technologies developed through our investment with AC Kinetics into solid state lighting fixtures and bulbs, but also open North American opportunities within LED categories that would otherwise be outside our reach.

Secondly, we assessed the depth of our management, support staff and field sales network.  We have taken steps to strengthen our internal Marketing and Sales Operations departments.  While Capstone's management has become accustomed to wearing many hats, seeking excellence in the areas of marketing, particularly in brand management and sales operations, requires specific skill sets and experience.  In the interest of speed and efficiency, we have secured consultant services to align our Sales Operations department to meet the dynamic and growing needs of our client base, and have been receiving support and advice relative to our marketing directives from a seasoned professional acting as advisor to my office and the Board.

Additionally, we fortified Capstone International Hong Kong further to better control and manage the anticipated growth, which will present increased demands in areas of testing, certifications, costing, quality control and logistics.

Thirdly, one of the most significant challenges facing our Company was brand recognition.  For the purpose of discussion, we'll review branding as it relates to both industry and consumer recognition.  Capstone has successfully developed brand recognition as a strategic and innovative retail supplier.  Today, our Company serves several distribution channels with its Capstone Lighting brand, including drug, grocery, home center, discounters, office supply, online retailers and warehouse clubs.  As we expand into all areas of LED lighting, we believe that leveraging a strong, highly-recognized consumer brand will enhance our ability to penetrate the broader LED market.

That said, I am very excited to announce that we recently secured the exclusive North American trademark license for the Hoover brand for LED lighting.  Hoover is a household icon and one of the most trusted brands in America.  For more than 100 years, the Hoover brand has provided American homeowners with innovative floor care products and a dedication to premium quality and customer service.  We are proud to brand our extended LED lighting programs with the Hoover trademark and we will formally launch our Hoover LED Home Program at the International Hardware Show in May 2015.

Before closing, I want to emphasize a few key messages in furtherance to what we just discussed.  Once we decided to pursue a brand license, we were faced with a number of important practical decisions that had financial implications for the Company.  It was not prudent to produce the expanded solid state lighting programs under the Capstone brand as the monies invested to do so could potentially be lost.  The investments could be sizable as they include, but are not limited to, art creation, packaging molds, minimum package runs, sample production runs, et cetera.  Moreover, had we introduced the Capstone branded products successfully to the market, we would be potentially liable for buying back the inventory in exchange for the new brand.  To minimize our risks, we decided to halt the introduction of the new products previously planned under the Capstone Lighting brand, which will adversely affect the Q1 and Q2 sales.

While this decision has merit in addressing the potential downside mentioned, this decision will also impact our cash flow requirements.  In order to fund this expansion, the Company will require additional working capital to fund the cost of new product molds, product testing, certification, package design work, expanding the Sales Support Team in the US and the Engineering and Design Team in our Hong Kong office, investment in domestic US inventory, and, as revenues will be minimal in the first half, funds to support our existing operations.  The Financial Team is reviewing various options to support these additional working capital needs; however, as in the past, Dr. Jeffrey Postal, a Director and second largest shareholder, and I will be supplementing the cash flow as the Company requires during this transition period.  We are both very bullish on the branding initiative, the product line extensions and management realignment.

Lastly, in an effort to retain competitive advantage, be advised, we will be taking down our Capstone Industries website in the very near future.  The website is being refreshed and updated and will reflect the product line expansions and branding initiatives referenced earlier when it is relaunched.  We simply do not want to expose this to our competition and, as such, the site will be brought down with a notification screen advising a relaunch date, which is anticipated to be just prior to the May Hardware Show.

Once again, I'd like to thank you all for your time and continued support, and I expect to report in with more regularity in the months ahead now that our strategic plan has been solidified and our course has been set.

Thank you very much.

Operator: Ladies and gentlemen, this does conclude our teleconference for today.  You may disconnect your lines at this time.  Thank you for your participation and have a wonderful day.